TITAN MACHINERY ELECTS NEW BOARD MEMBER
WEST FARGO, N.D. — January 18, 2024 — Titan Machinery Inc. (NASDAQ:TITN) announced today that it has elected Richard E. Lewis to its Board of Directors. Mr. Lewis’ term on the Board of Directors will begin February 1, 2024. With the election of Mr. Lewis, the Board will consist of nine directors, including seven independent directors.
“We are pleased that Richard has accepted the invitation to join our Board of Directors,” said David Meyer, Titan Machinery’s Board Chair and CEO. “Richard has enjoyed a distinguished business career in the agricultural and construction equipment industries, primarily in Australia. He has a proven record of leadership in sales, marketing, and finance in the equipment industry. We believe that Titan Machinery and our Board will benefit from Richard’s valuable and unique business experience.”
Mr. Lewis currently serves as director and the principal executive of Iron Capital Group, a company founded by Mr. Lewis in 2015. Iron Capital Group offers equipment leasing solutions to earthmoving and mining customers in Australian and North America. From 2009 to 2015, Mr. Lewis was a director and self-employed finance broker for Tracfin Pty Ltd, which provided equipment finance solutions to the mining, earthmoving, and agricultural segments of the Australian market. While working for Tracfin, Mr. Lewis also served as the Executive Director of the Tractor and Machinery Association of Australia, providing strategic consulting services to the organization. From 2003 to 2009, Mr. Lewis was employed by William Adams Pty Ltd (a Caterpillar dealer located in Victoria and Tasmania, Australia), where he held business and sales positions. From 2002-2003, Mr. Lewis held the position of Regional Manager Asia Pacific for Caterpillar Redistribution Services Inc. (a subsidiary of Caterpillar Inc.), responsible for the redistribution of used and new Caterpillar machinery throughout the Caterpillar dealer network. From 1993 through 2001, Mr. Lewis worked in the Australian equipment finance industry, including employment with Caterpillar Financial Australia and CNH Capital.
Mr. Lewis has served as a director of the Australian Tractor and Machinery Association (2002-2008), holding the position of chairperson for his final two years. In 2011, Mr. Lewis became a director of O’Connor & Sons Pty. Ltd. and was serving as Board Chair at the time of Titan’s acquisition of the O’Connors’ business in October 2023.
Mr. Lewis earned a Bachelor of Business in Banking and Finance from the Monash University, Melbourne, Australia (1992).
About Titan Machinery Inc.
Titan Machinery Inc., founded in 1980 and headquartered in West Fargo, North Dakota, owns and operates a network of full service agricultural and construction equipment dealer locations across three continents –North America, Europe and Australia – servicing farmers, ranchers and commercial applicators. The network consists of US locations in Colorado, Idaho, Iowa, Kansas, Minnesota, Missouri, Montana, Nebraska, North Dakota, South Dakota, Washington, Wisconsin and Wyoming; European stores located in Bulgaria, Germany, Romania, and Ukraine; and Australian stores located in the regions of Victoria, New South Wales, and South Australia. Titan Machinery’s locations represent one or more of the CNH Industrial Brands, including Case IH, New Holland Agriculture, Case Construction, New Holland Construction, and CNH Industrial Capital. Additional information about Titan Machinery Inc. can be found at www.titanmachinery.com.
Investor Relations Contact:
ICR, Inc.
Jeff Sonnek, jeff.sonnek@icrinc.com
646-277-1263